Exhibit 10.1

NON-QUALIFIED STOCK OPTION NOTICE

Dear [name]

This Option Notice (the “Notice”) dated as of [date] (the “Grant Date”) is being sent to you by NTL Incorporated (including any successor company, the “Company”).  As you are presently serving as director of NTL Incorporated, in recognition of your services and pursuant to the 2003 NTL Incorporated Stock Option Plan (the “Plan”), the Company has granted you the Option provided for in this Notice. The Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1.  Grant of Option.  The Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to [number] shares of the Company’s Common Stock at a price of $[exercise price] per share (the “Option”).  The Option is not intended to qualify as an Incentive Stock Option under U.S. tax laws or as an “approved option” under U.K. tax laws.

2.  Vesting.  The Option shall vest with respect to one third (1/3) of the shares covered thereby on [date] and the Option shall vest with respect to an additional one third (1/3) of such shares on each [date] thereafter until fully vested, provided that you continue as a director of the Company on each such vesting date.

3.  Exercise Period. This Option shall stop vesting immediately upon the termination of your services as a director of the Company and any portion of the Option that is not vested at the time of such termination shall immediately be forfeited and cancelled.  Your right to exercise that portion of the Option that is vested at the time of such termination shall terminate on the earlier of the following dates: (a) three months after the discontinuance of your services as a director of the Company other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your services are terminated for Cause; or (d) [final maturity date].

4.  Manner of Exercise.  This Option may be exercised by delivery to NTL Incorporated, Attn: Robert Mackenzie/Stock Options at its office (NTL House, Bartley Wood Business Park, Hook, Hampshire, RG24 9XA) of a notice in the form attached signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified or bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the exercise of the Option).

5.  Transferability.  Neither this Option nor any interest in this Option may be transferred other than by will or the laws of descent or distribution, and this Option may be exercised during your lifetime only by you or your guardian or legal representative.

NTL INCORPORATED

Name:	[•]
Title:	[•]